As filed with the Securities and Exchange Commission on August 15, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SailPoint Technologies Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	47-1628077
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

11305 Four Points Drive, Building

2, Suite 100

Austin, TX 78726

(512) 346-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher Schmitt

General Counsel

SailPoint Technologies Holdings, Inc.

11305 Four Points Drive, Building 2, Suite 100

Austin, TX 78726

(512) 346-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul R. Tobias J. Wesley Jones Vinson & Elkins L.L.P. 2801 Via Fortuna, Suite 100 Austin, TX 78746 (512) 542-8400	Gerald T. Nowak, P.C. Bradley C. Reed Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 (312) 862-2000	Kenneth J. Gordon Joseph C. Theis, Jr. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ File No. 333-226819

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, $0.0001 par value per share	1,437,500	$28.25	$40,609,375	$5,055.87

(1)

Represents only the additional number of shares of the registrant’s common stock being registered and includes shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1 (File No. 333-226819).

(2)	Based upon the public offering price.
(3)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $373,606,250 on a registration statement on Form S-1 (File No. 333-226819), which was declared effective by the Securities and Exchange Commission on August 15, 2018. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $40,609,375 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with
Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This registration statement is being filed with respect to the registration of additional shares of common stock of SailPoint Technologies Holdings, Inc., a Delaware corporation (the “Company”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the registration statement on Form S-1 (Registration No. 333-226819), initially filed by the Company with the Securities and Exchange Commission on August 13, 2018, as amended by that certain Amendment No. 1 to Form S-1 and as filed by the Company on August 14, 2018 (the “Prior Registration Statement”), and which was declared effective on August 15, 2018, including the exhibits thereto, are incorporated herein by reference.

The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on August 15, 2018.

SailPoint Technologies Holdings, Inc.

By:	/s/ Mark McClain
Mark McClain
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities indicated below on August 15, 2018.

	Name	Title

	/s/ Mark McClain Mark McClain	Chief Executive Officer and Director (Principal Executive Officer)

	/s/ Cam McMartin Cam McMartin	Chief Financial Officer (Principal Financial Officer)

	/s/ Thomas Beck Thomas Beck	Vice President, Finance (Principal Accounting Officer)

	* Marcel Bernard	Director

	* William Gregory Bock	Director

	* Seth Boro	Director

	* James Michael Pflaging	Director

	* Michael J. Sullivan	Director

	* Kenneth J. Virnig, II	Director

* By:	/s/ Cam McMartin
Cam McMartin Attorney-in-Fact